UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2013

Griffin Capital Essential Asset REIT, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-54377

MD	26-3335705
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2121 Rosecrans Avenue, Suite 3321 El Segundo, CA 90245

(Address of principal executive offices, including zip code)

3104696100

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure

On August 14, 2013, Griffin Capital Corporation, the sponsor of Griffin Capital Essential Asset REIT, Inc. (the “Registrant”), issued a press release disclosing the acquisition of the Nokia Siemens Networks property (described below in Item 8.01). A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein solely for purposes of this Item 7.01 disclosure.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the information in this Item 7.01 disclosure, including Exhibit 99.1 and information set forth therein, is deemed to have been furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934.

Item 8.01	Other Events

Acquisition of Nokia Siemens Networks Property

On August 13, 2013, the Registrant acquired a Class B office and research and development facility consisting of approximately 214,185 rentable square feet located in Arlington Heights, Illinois (the “Nokia Siemens Networks property”). The Nokia Siemens Networks property is leased (the “Nokia Siemens Networks lease”) entirely to Nokia Siemens Networks US, LLC (“Nokia Siemens Networks”). The purchase price for the Nokia Siemens Networks property was approximately $29.54 million, plus closing costs. The purchase price was funded with a draw of $17.1 million under the Registrant’s second amended and restated credit facility with KeyBank National Association. The remaining purchase price and acquisition fees and expenses earned by and paid to the Registrant’s advisor were funded with proceeds from the Registrant’s public offering.

The Registrant’s advisor earned and was paid approximately $738,500 in acquisition fees, plus reimbursement of approximately $147,700 in acquisition expenses in connection with the acquisition of the Nokia Siemens Networks property.

Nokia Siemens Networks, the tenant of the Nokia Siemens Networks property, is a leading global provider of telecommunications infrastructure, with a focus on the mobile broadband market. In its target market, Nokia Siemens Networks believes it is the second largest company worldwide, by revenue. It has a strong position in the newer infrastructure technologies of 3G and 4G (LTE). Nokia Siemens Networks is jointly owned by Nokia Corporation and Siemens Aktiengesellschaft. The Nokia Siemens Networks property is one of only three research and development facilities in the United States for Nokia Siemens Networks and is utilized for the development of Long Term Evolution (LTE) technology and network infrastructure.

The Nokia Siemens Networks lease is a triple-net lease with a remaining term of approximately twelve years upon the Registrant’s acquisition, expiring in June 2025. The current approximate annual base rent is $2,141,850 with annual lease escalations of 2.75% in the first 6 years and 2.5% in the remaining 6 years. Under the Nokia Siemens Networks lease, Nokia Siemens Networks has the right to renew the Nokia Siemens Networks lease for three five-year extension terms at 95% of the then prevailing market rental rate. The Nokia Siemens Networks lease is guaranteed by Nokia Siemens Networks Finance B.V. for the first five years of the initial term of the Nokia Siemens Networks lease. Nokia Siemens Networks Finance B.V. has a Standard & Poor’s credit rating of B+.

The implied initial capitalization rate for the Nokia Siemens Networks property is approximately 7.27%. The estimated going-in capitalization rate is determined by dividing the projected net operating income for the first fiscal year the Registrant owns the property by the acquisition price (exclusive of closing and offering costs). The net operating income is calculated by totaling the sum of all the revenues from the tenants including base rental revenue and expense reimbursement revenue then deducting the total of all the property expenses including utilities, insurance, real estate taxes, repairs and maintenance and all property operating expenses. The projected net operating income includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that the tenants will perform its obligations under its lease agreements during the next 12 months.

Griffin Capital Essential Asset REIT Property Management, LLC will be responsible for managing the Nokia Siemens Networks property and will be paid management fees in an amount of 3% of the gross monthly revenues collected from the Nokia Siemens Networks property. Griffin Capital Essential Asset REIT Property Management, LLC has hired an unaffiliated third party to manage the day-to-day operations and will pay such third party a portion of the management fees paid by the Registrant, unless such management fee can be recovered from the tenant.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibit.

99.1	Griffin Capital Essential Asset REIT, Inc. Press Release dated August 14, 2013

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin Capital Essential Asset REIT, Inc.

Date: August 14, 2013	By:	/s/ Joseph E. Miller
Joseph E. Miller
Chief Financial Officer